Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of April 19, 2019 by and between Compass Minerals International, Inc., a Delaware corporation (“Company”), and Kevin S. Crutchfield (“Executive”).

WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive is willing to continue to render services to Company on the terms and conditions set forth herein with respect to such employment;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, Company and Executive agree as follows:

1. Employment. Company hereby agrees to employ Executive as President and Chief Executive Officer (“CEO”) upon the terms and conditions set forth herein, which employment Executive hereby accepts. In addition, Executive shall be appointed to serve on Company’s Board of Directors (“Board”) as of the Commencement Date (as defined below); provided, however, that the termination of Executive’s employment with Company for any reason shall automatically result in Executive’s resignation from the Board and any director or officer role he has with Company’s subsidiaries or related entities.

2. Exclusive Services. Executive shall devote substantially all of his working time to the business of Company during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of Company’s Board; provided, however, that this Section 2 shall not prevent Executive’s involvement in civic/charitable activities and management of his personal investments that do not interfere with performance of his duties (as described herein). In addition, Executive shall be permitted to serve on up to one (1) non-competitive for profit board, subject to the approval of the Company which approval shall not be unreasonably withheld.

3. Duties. Company hereby employs Executive as President and CEO of the Company, in which position Executive shall perform for or on behalf of Company such duties as are customary of Company’s President and CEO and such other duties as Company’s Board shall reasonably assign from time to time in its discretion and that are consistent with such position; shall render his services at the principal business offices of Company in Overland Park, Kansas, unless otherwise agreed in writing between Company’s Board and Executive; and shall perform such duties in accordance with Company’s policies and practices, including but not limited to its employment policies and practices, and subject only to such reasonable limitations, instructions, directions, and control, consistent with such position, as Company’s Board may specify from time to time in its discretion; provided, however, that Executive’s performance of his duties hereunder shall at all times be subject to Section 9.

4. Term. This Agreement shall begin on May 7, 2019 (“Commencement Date”) and shall terminate on May 7, 2022 (“Initial Term”), but shall extend automatically for successive one-year periods (each a “Renewal Term”) unless, not later than sixty days before expiration of the Initial Term or any Renewal Term, Company or Executive provides the other party with written notice to the contrary (a “Nonrenewal”). For the avoidance of doubt, any Nonrenewal by the Company shall be treated as a Qualifying Termination under the Change in Control Severance Agreement.

5. Compensation. As compensation for services rendered under this Agreement, Executive shall receive the following:

a. Base Salary. Initially, Company shall pay Executive a base salary (“Base Salary”) of $1,050,000 per year, payable in accordance with Company’s regular payroll schedule, less applicable deductions and withholdings. Company (1) shall review Executive’s Base Salary at least annually for increase and (2) may increase Executive’s Base Salary at any time in its discretion. The Base Salary shall not be decreased for any reason without Executive’s express written consent, except as permitted by clause (ii) of the definition of “Good Reason” below.

b. Annual Bonus. Executive shall be eligible to receive an annual bonus from Company pursuant to an annual performance based incentive compensation program to be established by the Board (in consultation with Executive), with Executive’s annual target to be no less than 125% of Executive’s then Base Salary (the “Target Bonus”). Payment of any bonus described in this Section 5.b. shall be according to the established plan and subject to Executive’s continued employment by Company through the date the bonus is paid pursuant to the annual incentive compensation program. With respect to 2019, Executive’s annual bonus shall not be subject to pro ration and his Base Salary for calculation purposes shall be based upon a full year Base Salary.

c. Long Term Incentives. Executive shall be entitled to equity-based compensation awards that Company extends generally from time to time to its executives, subject to the terms and conditions of any respective equity-based compensation plans and award agreements and the provisions of this Agreement. Executive’s annual target long term equity award amount will be no less than 325% of Executive’s then Base Salary; subject to annual review in future years by the Company’s compensation committee as part of its customary compensation review process. With respect to 2019, Executive’s annual long term equity award will consist of (i) 32,273 performance stock units that will vest based on the Company’s return on invested capital (“ROIC”) objective and (ii) 27,839 performance stock units that will vest based on the total stockholder return relative to that of the Company’s peer group (“rTSR”) with both being granted as soon as practicable after the Commencement Date and both vesting over the three-year performance period ending April 2, 2022 (subject to Executive’s continued employment through the end of the performance period, except as otherwise provided herein). The number of shares of Company common stock earned with respect to the performance stock units at the end of the three-year period will be determined based on ROIC and rTSR goals that were established in February 2019 and in the same manner as for the other executive officers of the Company.

d. Make-Whole Inducement Award. As an inducement to accept the Company’s offer of employment, on the Commencement Date, the Company shall grant Executive a make-whole inducement award (the “Make-Whole Inducement Award”) to compensate Executive for the equity awards Executive is forfeiting upon termination of employment with Executive’s current employer. The Make-Whole Inducement Award shall consist of 47,170 restricted stock units and stock options to purchase 252,245 shares of Company common stock with the exercise price being the closing price on the Commencement Date, in each case vesting in substantially equal quarterly installments over the three-year period beginning on the Commencement Date, subject to Executive’s continued employment (except as provided herein) and subject to the terms and conditions of any respective equity-based compensation plans and award agreements.

6. Benefits. In addition to the compensation pursuant to Section 5 hereof, Executive shall be entitled to or eligible for the following:

a. Participation in Employee Plans. Executive shall be entitled to participate in any health, disability, and group term life insurance plans; in salary deferrals plan(s); in any pension, retirement, or profit sharing plans; in any annual executive bonus or other compensation plans; and/or in any other perquisites and benefit plans that Company extends generally from time to time to its executives. In addition, Executive shall be entitled to (i) an “executive physical,” for which Company, at Executive’s election, will either pay directly or reimburse Executive and (ii) annual reimbursement for supplemental life insurance for himself up to $2,000,000; provided that in no case shall the Company’s financial obligation pursuant to this clause (ii) exceed $25,000 per year. Payments or reimbursements made by Company pursuant to clause (ii) of the preceding sentence shall be made within 60 days of Company’s receipt of an invoice or other evidence of request for payment provided by the insurance provider to Executive. In the event that Executive’s employment by Company is terminated, Company shall have no further obligation pursuant to such clause (ii).

b. Vacation. Executive shall be entitled to up to 5 weeks of paid vacation annually.

7. Reimbursement of Expenses. Subject to such rules and procedures as Company from time to time adopts or specifies, Company shall reimburse Executive for reasonable business expenses properly incurred in the performance of his duties under this Agreement.

8. Ancillary Agreements Incorporated. Executive hereby acknowledges and agrees that the compensation and benefits set forth in this Agreement are in consideration for his execution of the terms of a separate (i) Restrictive Covenant Agreement, in substantially the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), (ii) Change in Control Severance Agreement, in substantially the form attached hereto as Exhibit B (the “Change in Control Severance Agreement”) and (iii) Confidentiality and Invention Assignment Agreement, in substantially the form attached hereto as Exhibit C (the “Confidentiality Agreement” and, together with the Restrictive Covenant Agreement and the Change in Control Severance Agreement, the “Ancillary Agreements”). Executive shall comply with the terms of each Ancillary Agreement in all respects, each of which is incorporated by reference herein.

9. Termination. This Agreement may be terminated as follows:

a. This Agreement and Executive’s employment hereunder shall automatically terminate in the event of Executive’s Death or Disability.

b. Company may terminate this Agreement and Executive’s employment hereunder at any time, with or without Cause, upon written notice to Executive. Executive may terminate this Agreement and his employment hereunder at any time (including for voluntary retirement), without Good Reason, upon 30 days written notice to Company (for which notice period Executive shall be compensated even if Company relieves Executive of his duties during such period), or pursuant to the Good Reason procedure set forth in Section 9(c)(3) below.

c. For purposes of this Agreement

(1) “Disability” shall mean the Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that lasts for more than one hundred and eighty (180) consecutive days.

(2) “Cause” means any of the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude; (ii) indictment of Executive for a felony or misdemeanor under the federal securities laws; (iii) willful misconduct or gross negligence in connection with Executive’s duties to the Company resulting in material harm to Company; (iv) willful breach of Executive’s duties or responsibilities herein or in any Ancillary Agreement; (v) fraud, embezzlement, theft, or material dishonesty against Company or any Subsidiary, or (vi) willful violation of a policy or procedure of Company, resulting in any case of this clause (vi) in material harm to Company. For purposes of this Section, “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of Company or its affiliates. Company must notify Executive in writing of any event constituting Cause within 90 days following Company’s knowledge of its existence and provide him with the reasonable opportunity to be heard before the Board (with Executive’s counsel present) or such event shall not constitute Cause under this Agreement. Any determination as to whether or not Cause exists for termination of Executive’s employment shall be made on the Company’s behalf by the Board.

(3) Executive shall have “Good Reason” to terminate this Agreement and his employment hereunder in the event of: (i) a material adverse change in Executive’s duties, title, position, authority, reporting or responsibilities (including failure to nominate to the Board or removal from the Board); provided, however, that, a modification to a portion of the Company’s overall businesses shall not in and of itself constitute a change in Executive’s duties, authority, or responsibilities; (ii) any reduction in Executive’s annual base salary or annual target or maximum bonus opportunity; provided, however, that Good Reason shall not include such a reduction of less than 5% that is part of an across-the-board reduction applicable to

Company’s executive employees; (iii) Company’s (A) relocation of Executive more than 50 miles from Executive’s primary office location and more than 50 miles from Executive’s principal residence or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately before a Change in Control (as defined in the Change in Control Severance Agreement); (iv) a reduction of more than 10% in the aggregate benefits provided to Executive under the Company’s employee benefit plans, including but not limited to any “top hat” plans designated for key employees, in which Executive is participating; provided, however, that Good Reason shall not include such a reduction that is part of an across-the-board reduction applicable to Company’s executive employees; provided, further, that any reduction of benefits provided specifically by this Agreement shall be Good Reason; (v) any purported termination of Executive’s employment that is not effectuated for “Cause”; (vi) the failure of the Company to obtain an assumption agreement for this Agreement from any successor after a Change in Control; or (vii) any material breach by the Company of this Agreement or any material compensation agreement. To terminate employment with Good Reason, (x) Executive must notify the Company, in accordance with Section 13, within 90 days following Executive’s knowledge of an event constituting Good Reason, (y) Company must fail to cure such event within 30 days following receipt of such notice and (z) Executive must terminate employment within 90 days of Company’s failure to cure such event.

10. Severance. In the event of a termination of this Agreement under Section 9, the following shall apply:

a. If this Agreement and Executive’s employment hereunder terminates as a result of Executive’s Disability or death, then Company shall pay or provide to Executive (or Executive’s estate, as applicable) the following: (i) his Base Salary through the date Executive’s employment with Company ceases (the “Date of Termination”) not theretofore paid, (ii) any amount or benefit arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements of the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, including payment of accrued vacation, (iii) reimbursement for business expenses properly incurred through the Date of Termination, payable pursuant to Company expense policy; (the amounts and benefits in (i), (ii) and (iii), the “Accrued Benefits”); (iv) immediate full vesting of the Make-Whole Inducement Award, (v) pro rata Target Bonus for the year of termination of employment, based upon the number of days Executive was employed by the Company in the year of termination (the “Pro Rata Bonus”), payable in a single cash lump sum payable in a single cash lump sum no later than the 60th day following the Date of Termination, and (vi) continued participation in the Company’s then applicable health care plan for Executive and his covered dependents at the then regular employee contribution rate for the period that the Executive is eligible for disability benefits under the applicable Company plan or, in the event of Executive’s death, for 18 months; provided that, if Executive (or his dependents) cannot continue to participate in Company plans providing such benefits, then Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

b. If Company terminates this Agreement and Executive’s employment hereunder without Cause or if Executive terminates this Agreement and Executive’s employment hereunder with Good Reason or in the event of a Nonrenewal by the Company, then the Company shall pay or provide to Executive the following: (i) the Accrued Benefits; (ii) the Pro Rata Bonus, payable in a single cash lump sum no later than the 60th day following the Date of Termination; (iii) an amount equal to (A) continuation of the Base Salary for 24 months from the Date of Termination and (B) 2 times the Target Bonus, payable in a single cash lump sum no later than the 60th day following the Date of Termination; (iv) reimbursement, up to a maximum of 18 months, for premium payments for any COBRA (Consolidated Omnibus Reconciliation Act of 1985, as amended) coverage Executive elects, if any, commencing no later than the 60th day following the Date of Termination (with catch-up for all previously unpaid amounts from the Date of Termination); and (iv) immediate vesting of all stock options and/or time-based restricted stock units granted through the Date of Termination, regardless of the provisions of any other agreement. Any performance stock units that are unearned as of the date of termination shall be forfeited as of the Date of Termination.

c. For any termination other than those listed in Section 10.a.-b. and g., Executive shall receive only the Accrued Benefits.

d. Upon termination for any reason, Executive (i) shall provide reasonable cooperation to Company at Company’s expense in winding up Executive’s work for Company and transferring that work to other individuals as designated by Company and (ii) shall reasonably cooperate with Company in any investigation or litigation/future investigation or litigation as requested by Company. Any such cooperation shall be subject to Executive’s business and personal commitments and shall not require Executive to cooperate against his own legal interests. Company shall reimburse Executive for all reasonable expenses incurred in such cooperation (including travel expenses at the levels utilized by Executive during his employment and legal expenses incurred if Executive reasonably believes independent counsel to be appropriate).

e. To be eligible for any payments under this Section beyond the Accrued Benefits, Executive must (i) execute and deliver to Company a final and complete release in the form attached as Exhibit D hereto which is nonrevocable within 45 days following the Date of Termination, and (ii) be in compliance in all material respects with this Agreement and each of the Ancillary Agreements, provided, that, any noncompliance may be cured within 30 days after written notice from the Company of the noncompliance.

f. In connection with any severance payments under Section 10.b., Executive shall have no duty to mitigate his damages by seeking other employment, and Company shall not be entitled to set off against amounts payable hereunder any compensation that he may receive from future employment.

g. In the event of a Qualifying Termination under Executive’s separate Change In Control Severance Agreement, the provisions of that separate agreement shall apply and the Executive will not be entitled to any severance payments under Section 10 of this Agreement.

11. Compliance with Section 409A. To the extent applicable, this Agreement shall be interpreted, construed, and administered in conformity with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) and the regulations and other guidance issued thereunder, including the applicable exemptions. In the event that any payment or distribution to be made hereunder constitutes “deferred compensation” subject to Section 409A and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive’s employment (or, if earlier, the date of Executive’s death). Payments to which a specified employee would otherwise be entitled during the first six months following the Date of Termination shall be accumulated and paid on the first date of the seventh month following the Date of Termination. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. Notwithstanding any provision in this Agreement to the contrary, (x) Executive shall have no right to determine, directly or indirectly, the year of any payment subject to Section 409A; (y) if Executive does not sign the release required by Section 10(e) of this Agreement within the release consideration period or revokes the release before it become effective, Executive shall forfeit any right to the payments; and (z) if the release consideration period begins in one taxable year and ends in a second taxable year, any payments that would have been made in the first taxable year shall be made in the second taxable year to the extent required by Section 409A and the regulations and guidance issued thereunder. Finally, any installment payments under this Agreement shall be treated as a separate payment for purposes of Section 409A. In the event that the parties reasonably agree that this Agreement or the payments under this Agreement do not comply with Section 409A, the parties shall cooperate to modify this Agreement to comply with Section 409A while endeavoring to maintain its economic intent.

12. Resolution of Disputes.

a. Any dispute or claim arising out of or relating to this Agreement (except those for alleged breach of the Restrictive Covenant Agreement and/or Confidentiality Agreement) or any termination of Executive’s employment, shall be settled by final and binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

b. The fees and expenses of the arbitration panel shall be borne by Company.

c. Either party may elect to have any dispute governed by this Section 12 to be resolved by a panel of three arbitrators, and the party electing same shall bear any additional costs resulting from such selection, the provisions of Section 12.b. notwithstanding.

13. Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received when (i) hand-delivered, (ii) 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid; (iii) 1 day after deposit in overnight express mail; or (iv) 1 day after email is sent addressed as follows:

If to Executive:	Kevin S. Crutchfield
Last address in Company’s records

If to Company:	Compass Minerals International, Inc.
9900 West 109th Street
Overland Park, KS 66210
Attention: Senior Vice President, General Counsel and Corporate Secretary legal@compassminerals.com

Either party may change its address for notice by giving notice in accordance with the terms of this Section 13.

14. Clawback Policy. Executive acknowledges and agrees that Company has adopted a Compensation Clawback Policy and that he shall take all action necessary or appropriate to comply with such policy, or any successor policy thereto (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

15. Code of Ethics; Fiduciary Duties. Executive acknowledges and agrees that Company has adopted a Code of Ethics and Business Conduct (“Code of Ethics”) and that he shall take all action necessary or appropriate to comply with such Code of Ethics, or any successor Code of Ethics thereto (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy). Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company and to do no material bad faith act that would, directly or indirectly, injure any the Company’s business, interests or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest would materially and adversely affect the Company, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to the Company, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue.

16. Section 280G.

a. Notwithstanding anything herein or in the Change in Control Severance Agreement to the contrary, in the event that Company’s then current independent registered public accounting firm or another accounting or similar firm selected by the Company, subject to Executive’s approval which shall not be unreasonably withheld (the “Accounting Firm”), shall determine that any payment or distribution of any type to or for Executive’s benefit made by Company, by any of its affiliates, by any person who acquires ownership or effective control of Company or ownership of a substantial portion of Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Change in Control Severance Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in Executive retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) a larger amount as a result of such reduction than Executive would receive, on a similar after tax basis, if Executive received all of the Total Payments. If the Accounting Firm determines that Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Executive may elect, at his option, to retain all of the Total Payments. If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Executive and Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify Executive and Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 16 shall be binding on Executive and Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. Company shall bear all costs, fees and expenses of the Accounting Firm.

b. To the extent requested by Executive, Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by Executive (including Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

c. If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that Executive’s Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 16, Executive and Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 16, provided, however, that in no event shall such a correction be made if doing so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

17. General Provisions.

a. Governing Law and Consent to Jurisdiction. Interpretation and/or enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary.

b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, and enforceable.

c. Construction of Agreement. This Agreement and the agreements attached hereto or referenced herein (including but not limited to the Restrictive Covenant Agreement, the Change in Control Severance Agreement and the Confidentiality Agreement) set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. Except as expressly provided herein, in the event of any conflict between this Agreement and the other agreements attached hereto, this Agreement shall govern. No terms, conditions, or warranties (other than those contained herein), and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. This Agreement shall not be strictly construed against either party.

d. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns. This Agreement may not be assigned by Executive, but may be assigned by Company to any person or entity that succeeds to the ownership or operation of the business in which Executive is primarily employed by Company.

e. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f. Titles. Titles of the Sections herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, Section, or provision of this Agreement.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

h. Indemnification. Company shall indemnify Executive in accordance with its policies and practices and to the full extent permitted by the general laws of the State of Delaware, now or hereafter in force, including the advance of expenses under procedures provided by such laws. Further, Company shall ensure that Executive is covered by its directors and officers liability insurance policy to the same extent as any other Director or Officer, as applicable.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:	ON BEHALF OF COMPANY:

/s/ Kevin S. Crutchfield	By:	/s/ Paul S. Williams
Kevin S. Crutchfield		Paul S. Williams, Director, Chair of Compensation Committee

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is by and between Kevin S. Crutchfield (“Employee”) and Compass Minerals International, Inc. by and on behalf of itself and any parent companies, successor companies, direct and indirect subsidiaries, other affiliated companies and assigns (hereinafter referred to collectively as “Company”).

In consideration of the employment/continued employment of Employee by Company and as a condition of Employee’s eligibility for any incentive compensation from Company (as applicable), Employee agrees as follows:

1. Non-Solicitation Agreement.

a. Acknowledgments. Employee acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets. Employee further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.

b. Non-Solicitation of Employees. Employee agrees that, during Employee’s employment with Company and for a period of two years after termination of Employee’s employment with Company for any reason (regardless of who initiates such termination), Employee will not directly or indirectly, whether for Employee’s benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce: (1) anyone employed by Company to terminate employment with, or otherwise cease a relationship with, Company; or (2) anyone employed by Company at any time during the one year immediately preceding termination of Employee’s employment with Company to provide services of any kind to a competitor of Company. Employee further agrees that, in the event any individual within the groups defined by (1) and (2) of this paragraph 1.b. approaches Employee about providing services to a Company competitor, Employee shall reject such approach and not hire/otherwise engage/supervise such individual.

c. Non-Solicitation of Customers. Employee agrees that, during Employee’s employment with Company and for a period of two years after termination of Employee’s employment with Company for any reason (regardless of who initiates such termination), Employee will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of Company, in each case within the geographic regions for which Employee is responsible at any time within the one year immediately preceding termination of Employee’s employment with Company (collectively, the “Territory”). Employee further agrees Employee will not, for the period specified in this paragraph 1.c., do business in any way with any entity covered by this paragraph 1.c within the Territory.

2. Non-Competition Agreement.

a. Acknowledgments. Employee acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets. Employee further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships. Employee acknowledges that Company’s business encompasses all of Company’s operations, its main products and services, what subsidiaries it owns, and what markets it operates in and that for purposes of this Agreement, Company’s “Business” shall at all times mean those operations, products and services as described in Company’s most recently filed annual report on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”).

b. Restriction on Competition. The restriction on competition in this paragraph extends to all geographic areas within the Territory. Employee agrees that, during Employee’s employment with Company and for a period of two years after termination of Employee’s employment with Company for any reason (regardless of who initiates such termination), Employee will not directly or indirectly compete with Company or Company’s Business within the Territory. This agreement not to compete means Employee will not, among other things, whether as an employee, independent contractor, consultant, owner, officer, director, significant stockholder, partner, or in any other capacity (1) be affiliated with any business competitive with Company or Company’s Business within the Territory; (2) solicit orders for any product or service that is competitive with the product or services provided by Company or Company’s Business within the Territory; or (3) accept employment with a business that sells or buys products or services competitive with the products or services of Company or Company’s Business within the Territory.

3. Confidentiality and Security.

(a) Confidential Information. Employee understands and acknowledges that during the course of employment with Company, Employee will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to Company’s Business, including its existing and prospective customers, suppliers, and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and Company’s ability to reserve it for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company, and that improper use or disclosure of the Confidential Information by Employee will cause irreparable harm to Company, for which remedies at law will not be adequate and may also cause Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties and civil damages or penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, services, strategies, agreements, contracts, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, applications, operating systems, pricing information, customer information and customer lists of Company and Company’s Business or of any other person or entity that has entrusted information to Company in confidence. The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Employee understands and agrees that Confidential Information developed by Employee in the course of Employee’s employment by Company shall be subject to the terms and conditions of this Agreement as if Company furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf.

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(b)	Disclosure and Use Restrictions.

(1)	Employee covenants. Employee agrees and covenants:

(A)	to treat all Confidential Information as strictly confidential;

(B)

not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of Company not having a need to know and authority to know and use the Confidential Information in connection with the Business and, in any event, not to anyone outside of the direct employ of Company except as required in the performance of any of Employee’s authorized employment duties to Company or with the prior consent of an authorized officer acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(C)

not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Company except as required in the performance any of the Employee’s authorized employment duties to Company or with the prior consent of an authorized officer acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Employee understands and acknowledges that Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after Employee’s employment by Company until the Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or a breach by those acting in concert with Employee or on Employee’s behalf.

(2)	Permitted disclosures. Nothing in this Agreement shall be construed to:

(A)

prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Employee shall promptly provide written notice of any such order to an authorized officer of Company;

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(B)

prohibit or restrict Employee (or Employee’s attorney) from filing a charge or complaint with the SEC, the Equal Employment Opportunity Commission (“EEOC”) or a comparable state agency, the Occupational Safety and Health Administration (“OSHA”), or any other self-regulatory organization or any other federal or state regulatory authority (“Government Agencies”). Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any securities regulatory agency or authority/Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority/Government Agency in connection with reporting a possible securities or other law violation without notice to Company;

(C)	limit Employee’s right to receive an award for information provided to any Government Agencies/to the SEC staff or any other securities regulatory agency or authority; or

(D)

prohibits Employee from making other disclosures that are protected under the whistleblower provisions of law. Employee does not need prior authorization of Company to make any such reports or disclosures and is not required to notify Company that he/she has made such reports or disclosures.

(3)

Duration of Confidentiality Obligations. Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee begins employment by Company) and shall continue during and after Employee’s employment by Company until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

4. General Provisions.

a. Legal and Equitable Relief. Employee specifically acknowledges and agrees that, in interpreting/enforcing this Agreement, a court should honor the parties’ intent to the maximum extent possible. As such, Employee specifically acknowledges and agrees (1) the restrictions in paragraphs 1-3 are necessary for the protection of the legitimate business interests, goodwill, and Confidential Information of Company and its Business; (2) the duration and scope of the restrictions in paragraphs 1-3 are reasonable as written; (3) if a court of competent jurisdiction determines the restrictions in paragraphs 1-3 are overbroad, then such court should modify those restrictions so as to be enforceable rather than void the restrictions regardless of any law or authority to the contrary, it being the parties’ intent in this Agreement to restrain unfair competition; and (4) in the event of any actual or threatened breach, Company shall, to the maximum extent allowed, have the right to suspend bonus payments, benefits, and/or any exercise of stock options. Employee further specifically acknowledges and agrees any breach of paragraphs 1-3 will cause Company substantial and irreparable harm and, therefore, in addition to such other remedies that may be available, including the recovery of damages from

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Employee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of paragraphs 1-3. Employee further specifically acknowledges and agrees that, if Company prevails in a legal proceeding to enforce this Agreement, then Company shall be entitled to recover its costs and fees incurred, including its attorney’s fees, expert witness fees, and out-of-pocket costs, in addition to any other relief it may be granted.

b. Severability. The terms and provisions of this Agreement are severable in whole or in part. If a court of competent jurisdiction determines any term or provision of this Agreement is invalid, illegal, or unenforceable, then the remaining terms and provisions shall remain in full force and effect.

c. Assignment. Employee may not assign this Agreement. Company may assign this Agreement in its discretion, including but not limited to any parent/subsidiary company or successor in interest to the business, or part thereof, of Company.

d. Governing Law and Consent to Jurisdiction. Interpretation/enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary. Employee hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the State of Kansas, notwithstanding any authority to the contrary.

e. No Conflicting Agreements. Employee represents to Company (1) there are no restrictions, agreements, or understandings whatsoever to which Employee is a party that would prevent or make unlawful Employee’s execution or performance of this Agreement or employment with Company and (2) Employee’s execution of this Agreement and employment with Company does not constitute a breach of any contract, agreement, or understanding, oral or written, to which Employee is a party or by which Employee is bound.

f. Disclosure of Agreement. In the event Company has reason to believe Employee has breached or may breach this Agreement, Employee agrees Company may disclose this Agreement, without risk of liability, to a current or prospective employer of Employee or other business entity.

g. Survival. The obligations contained in this Agreement survive the termination, for any reason whatsoever, of Employee’s employment with Company (regardless of who initiates such termination) and shall thereafter remain in full force and effect as written. The obligations contained in this Agreement also survive the promotion, transfer, demotion, and/or other change to the terms/conditions of Employee’s employment, regardless of reason, and shall thereafter remain in full force and effect as written.

h. Nature of Agreement. This Agreement, the Employment Agreement, dated as of the date hereof and between the parties hereto and the agreements attached thereto or referenced therein constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements or understandings, if any, between the parties with respect to such matters. This Agreement may be modified or amended only by an agreement in writing signed by both parties. This is not an employment agreement.

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i. No Waiver. The failure of either party to insist on the performance of any of the terms or conditions of this Agreement, or failure to enforce any of the provisions of this Agreement, shall not be construed as a waiver or a relinquishment of any such provision. Any waiver or failure to enforce on any one occasion is effective only in that instance, and the obligations of either party with respect of any provision in this Agreement shall continue in full force and effect.

j. Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(1)	Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)	is made:

(i)	in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and

(ii)	solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(2)

If Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee:

(A)	files any document containing the trade secret under seal; and

(B)	does not disclose the trade secret, except pursuant to court order.

[Signature Page Follows]

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BY COMPLETING AND EXECUTING THIS AGREEMENT, LEGAL RIGHTS AND DUTIES ARE CREATED. EMPLOYEE IS HEREBY ADVISED TO CONSULT INDEPENDENT LEGAL COUNSEL AS TO ALL MATTERS CONTAINED IN THIS DOCUMENT.

COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:	Paul Williams	Employee Name: Kevin S. Crutchfield
Title:	Director, Chair of Compensation Committee	Date: April 19, 2019
Date:	April 19, 2019

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Exhibit B

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT is entered into as of the 19th day of April, 2019 (the “Effective Date”) by and between Compass Minerals International, Inc., a Delaware corporation (the “Company”), and Kevin S. Crutchfield (“Executive”).

WITNESSETH

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication to Executive’s duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Bonus Amount” means the higher of (i) Executive’s average annual incentive bonuses during the last 3 completed fiscal years before the Date of Termination (annualized in the event Executive was not employed by Company (or its affiliates) for the whole of any such fiscal year) and (ii) Executive’s aggregate annual target bonus (targeted at 100%) for the fiscal year in which the Date of Termination occurs.

(b) “Cause” means Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude, (ii) indictment for a felony or misdemeanor under the federal securities laws, (iii) willful misconduct or gross negligence resulting in material harm to the Company, (iv) willful breach of Executive’s duties or responsibilities herein or of the separate Restrictive Covenant Agreement referenced in Section 9, or (v) fraud, embezzlement, theft, or dishonesty against the Company or any Subsidiary, or (vi) willful violation of a policy or procedure of the Company, resulting in any case in material harm to the Company. For purposes of this paragraph (b), “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of the Company or its affiliates. The Company must notify Executive of an event constituting Cause pursuant to Section 12 within 90 days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(c) “Change in Control” means the occurrence of any one of the following events:

(i) a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, before such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i) above or clause (iii) below) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(x) that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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(y) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or

(iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

(d) “Date of Termination” means (i) the effective date of Termination of Executive’s employment as provided in Section 12 or (ii) the date of Executive’s death, if Executive is employed as of such date.

(e) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events within 2 years after a Change in Control:

(i) a material adverse change in Executive’s duties or responsibilities as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not be deemed to occur upon a change in Executive’s reporting structure, upon a change in Executive’s duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph, or upon a change in Executive’s duties or responsibilities that is part of an across-the-board change in duties or responsibilities of employees at Executive’s level;

(ii) any material reduction in Executive’s annual base salary or annual target or maximum bonus opportunity in effect as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across-the-board reduction applicable to employees at Executive’s level;

(iii) Company’s (A) relocation of Executive more than 50 miles from Executive’s primary office location and more than 50 miles from Executive’s principal residence as of the Change in Control or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately before such Change in Control; or

(iv) any material breach of this Agreement.

Notwithstanding the foregoing, Executive must provide notice of termination of employment pursuant to Section 12 within 90 days of Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement. The Company shall have a period of 30 days to cure any such event without triggering the obligations under this Agreement.

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(f) “Qualifying Termination” means a termination of Executive’s employment during the Termination Period (i) by the Company other than for Cause or (ii) by Executive for Good Reason.

(g) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

(h) “Termination Period” means the period beginning with a Change in Control and ending 2 years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated before a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred after a Change in Control; (ii) Executive reasonably demonstrates such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) occurs within 60 days of Executive’s separation from service, then, for purposes of this Agreement, the date immediately before the date of such termination or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits under Section 4, the date of the actual Change in Control shall be treated as the Date of Termination under Section 1(d), and, for purposes of determining the amount of payments and benefits to Executive under Section 4, the date Executive’s employment is actually terminated shall be treated as the Date of Termination under Section 1(d).

2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement that, if consummated, would constitute a Change in Control, Executive agrees not to leave the employ of the Company voluntarily, except as provided in Section 1(h), until the Change in Control occurs or, if earlier, then such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

3. Term of Agreement. This Agreement shall be effective on the Effective Date and shall continue until December 31, 2019. On January 1, 2020, and on each January 1 thereafter, the term of this Agreement shall automatically renew for successive one year periods unless either party gives written notice thereof at least 60 days before the date such extension would be effective. This Agreement shall continue in effect for a period of 2 years after a Change in Control, notwithstanding the delivery of any such notice, if such Change in Control occurs during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment before a Change in Control other than as provided in Section 1(h).

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4. Payments Upon Termination of Employment.

(a) Qualifying Termination. In the event of a Qualifying Termination, the Company shall provide Executive the payments and benefits set forth in paragraphs (b) and (c) of this Section.

(b) Qualifying Termination - Cash Payments. Within 30 days of a Qualifying Termination, the Company shall make a lump sum cash payment to Executive of the following:

(i) an amount equal to Executive’s base salary due, pro-rata bonus compensation due, and unreimbursed expenses properly incurred through the Date of Termination; and

(ii) an amount equal to two and a half (2.5) times the sum of (A) Executive’s highest annual rate of base salary during the 12-month period immediately before the Date of Termination, plus (B) Executive’s Bonus Amount.

(c) Qualifying Termination - Benefits. In the event of a Qualifying Termination, the Company shall allow Executive to continue to participate in its medical, dental, accident, disability, and life insurance benefit plans at the same level on which Executive was enrolled as of the Change in Control (subject to generally applicable changes to such plans) for 18 months or until Executive becomes eligible for such benefits through another employer, whichever occurs first; provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, then the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(d) Non-Qualifying Termination. In the event Company terminates Executive’s employment with Cause or Executive terminates his/her employment without Good Reason, Company shall be obligated only to pay Executive’s base salary due through the Date of Termination and to reimburse Executive for expenses properly incurred through the Date of Termination.

(e) Condition Precedent. As a condition precedent to receipt of the payments and benefits provided by paragraphs (b) and (c) of this Section, Executive must execute an Agreement acceptable to the Company that contains a release of any and all claims substantially in the following form:

Executive (on behalf of Executive and anyone claiming through or on behalf of Executive) hereby releases Company (as defined herein) and its successors, assigns, officers, employees, and agents, without limitation (“Company Affiliates”) from any and all claims, demands, and causes of action (“claims”), known or unknown, suspected or unsuspected, that Executive has or may have had against any of them before the date Executive signs this Agreement, to the maximum extent permitted by law and without limitation. This release includes, but is not limited to, the following: claims related to or concerning Executive’s employment with Company; claims sounding in contract

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and/or tort; claims for discrimination/harassment/retaliation under local, state, or federal law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other federal, state, or local law; claims under the Family and Medical Leave Act; claims under any Company policy and/or practice; and all other claims, whether common law or contract, all to the maximum extent permitted by law and without limitation.

5. Outstanding Equity Awards. In the event of a Change in Control, Executive’s outstanding stock options, restricted stock units, performance stock units or other equity awards shall be earned and/or vested in accordance with the terms and conditions of the applicable equity-based compensation plan/award agreement, as may be amended from time to time.

6. Delay of Payments. In the event that any payment or distribution to be made hereunder constitutes “deferred compensation” subject to Section 409A of the Internal Revenue Code and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive’s employment (or, if earlier, the date of the Executive’s death).

7. Withholding Taxes. The Company may withhold from all payments under this Agreement all required taxes and/or other withholdings.

8. Resolution of Disputes; Reimbursement of Legal Fees.

(a) Any dispute or controversy arising under or in connection with this Agreement (other than disputes related to the Restrictive Covenant Agreement referenced in Section 9) shall be settled by final, binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

(b) If Executive prevails in any contest or dispute under this Agreement involving termination of Executive’s employment with the Company or involving Company’s refusal to perform fully in accordance with the terms hereof, then the Company shall reimburse Executive for all reasonable legal fees and related expenses incurred in connection with such contest or dispute. Such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

9. Restrictive Covenants. Executive hereby agrees to the terms of the Company’s Restrictive Covenant Agreement attached hereto, which Restrictive Covenant Agreement Executive also hereby agrees to execute. If Executive does not execute the Restrictive Covenant Agreement within 10 days of the effective date of this Agreement, then this Agreement is null and void.

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10. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company and, if Executive’s employment with the Company terminates before a Change in Control, then Executive shall have no further rights under this Agreement (except as otherwise provided hereunder).

11. Successors; Binding Agreement.

(a) This Agreement shall survive any business combination and shall be binding upon the surviving entity of any business combination (in which case and such surviving entity shall be treated as the Company hereunder).

(b) In connection with any business combination, the Company will cause any successor entity to the Company unconditionally to assume by written instrument delivered to Executive (or his beneficiary or estate) all of the obligations of the Company hereunder.

(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts would be payable to Executive hereunder, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

12. Notice.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given at the earlier of actual delivery or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Kevin S. Crutchfield
Last address in Company’s records

If to the Company:	Compass Minerals International, Inc.
9900 West 109th Street, Suite 100
Overland Park, KS 66210
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of the Date of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the termination date, which date shall be not less than 15 days or more than 60 days after the giving of such notice. The failure to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

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13. Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company and any severance plan of the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(c), such amounts shall not be reduced whether or not Executive obtains other employment.

14. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 6, 7, 8, 9, 11(c), and 13 shall survive the termination of this Agreement.

15. Governing Law; Validity. The interpretation, construction, and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Kansas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

16. Counterparts; Entireties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings, if any, between the parties with respect to such matters. This is not an employment agreement. Employee’s employment with Company is and shall be at will for all purposes.

17. Miscellaneous. For purposes of interpretation/enforcement, the parties to this Agreement shall be considered joint authors, and this Agreement shall not be strictly construed against either such party. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of the Company.

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18. Compliance with Section 409A of the Internal Revenue Code. To the extent applicable and notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance issued thereunder. For purposes of determining whether any payment made pursuant to the Plan results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder. Any expense reimbursements under this Agreement shall be made by Company on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. Notwithstanding any provision in this Agreement to the contrary, (x) Executive shall have no right to determine, directly or indirectly, the year of any payment subject to Section 409A; (y) if Executive does not sign the release required by Section 4(e) of this Agreement within the release consideration period or revokes the release before it becomes effective, Executive shall forfeit any right to the payment, and (z) if the release consideration period begins in one taxable year and ends in a second taxable year, any payment that would have been made in the first taxable year shall be made in the second taxable year to the extent required by Section 409A and the regulations and guidance issued thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:	Paul S. Williams
Title:	Chair of Compensation Committee

Name: Kevin S. Crutchfield

9

Exhibit C

CONFIDENTIALITY & ASSIGNMENT OF INVENTION AGREEMENT

This CONFIDENTIALITY AND ASSIGNMENT OF INVENTION AGREEMENT (“Agreement”) is by and between Kevin S. Crutchfield (“Employee”) and Compass Minerals International, Inc., by and on behalf of itself and any parent companies, successor companies, affiliated companies, and assigns (referred to collectively in this Agreement as “Company”).

Confidentiality

For purposes of this Agreement, “Confidential Information” includes all data, information and know-how, whether or not in writing and in whatever form (including electronic files, e-mail, hard drives, or videos), concerning Company, its customers, suppliers, vendors or employees or its business, labor or financial affairs. By way of illustration, but not limitation, Confidential Information may include trade secrets, know-how, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, software (source and object codes), customer lists, supplier lists and any other present or future business plans or strategies of Company.

During Employee’s employment with Company and thereafter, Employee shall not – without prior written consent of Company – disclose, post or otherwise disseminate any Confidential Information to third parties or use Confidential Information for any purpose other than carrying out the terms of Employee’s engagement by Company.

Other than in the ordinary course of Company’s business, Employee shall not – without prior written consent of Company – directly or indirectly copy, take, or remove from Company’s premises any Confidential Information in any form (including electronic files, e-mail, hard drives, or videos).

At the request of Company or upon the termination of Employee’s employment with Company for any reason, Employee shall immediately return and surrender to Company originals and all copies (including electronic files, e-mail, hard drives or videos) of any Company property, including but not limited to any Confidential Information.

Nothing in this Agreement shall be construed to:

(A) prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Employee shall promptly provide written notice of any such order to an authorized officer of Company;

(B) prohibit or restrict Employee (or Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”) or a comparable state agency, the Occupational Safety and Health Administration (“OSHA”), or any other self-regulatory organization or any other federal or state regulatory authority (“Government Agencies”). Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any securities regulatory agency or authority/Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority/Government Agency in connection with reporting a possible securities or other law violation without notice to Company;

(C) limit Employee’s right to receive an award for information provided to any Government Agencies, to the staff of the SEC or any other securities regulatory agency or authority; or

(D) prohibits Employee from making other disclosures that are protected under the whistleblower provisions of law. Employee does not need prior authorization of Company to make any such reports or disclosures and is not required to notify Company that he/she has made such reports or disclosure.

Assignment of Inventions and Waiver of Moral Rights

Employee hereby assigns to Company all right, title, and interest throughout the world, to all intellectual property including any work subject to patent, trademark, or copyright, inventions, writing, ideas, discoveries, improvements, or other works authored, invented, created, developed, made, or conceived by Employee relating to, arising out of, emanating from, or discovered in connection with the work performed by Employee as an employee of Company or through utilization of Company owned equipment or on Company time (the “Works”). This assignment applies to any patent applications, continuation patent applications, divisional patent applications, continuation-in-part applications, PCT applications, copyright applications, and trademark applications worldwide, as well as any intellectual property that claims priority to or arise out of the Works. Employee agrees to cooperate with Company in obtaining U.S. and Foreign Letters Patent or other appropriate intellectual property protections for any such Works at Company’s expense, and will execute any appropriate instruments of assignment, patent or copyright registrations or applications, or other documents at the request of Company. Employee also agrees to report in writing the details of every such Works (whether patentable or not). The Employee hereby irrevocably waives any and all of the Employee’s moral rights in the Works in favor of the Company and its licensees for all purposes and for the full term of any such rights.

Notice of Immunity Under the Defend Trade Secrets Act of 2016

Notwithstanding any other provision of this Agreement, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to court order.

General Provisions

Notwithstanding any authority to the contrary: (1) Kansas law shall govern the interpretation and enforcement of this Agreement; (2) any action to enforce this Agreement shall be initiated and proceed in the state or federal courts in the State of Kansas; (3) Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Agreement; (4) in the event of any actual or threatened breach, Company shall, to the maximum extent allowed, have the right to suspend bonus payments, benefits, exercise of stock options and vesting of equity awards; and (5) if Company prevails in a legal proceeding to enforce this Agreement, then Company shall be entitled to recover its costs and fees incurred, including its reasonable attorney’s fees, expert witness fees, and out-of-pocket costs, in addition to any other relief it may be granted.

The terms of this Agreement are severable. The obligations in this Agreement survive the termination, for any reason whatsoever, of Employee’s employment with Company (regardless of who initiates such termination). The obligations in this Agreement also survive the promotion, transfer, demotion, and other change to the terms and conditions of Employee’s employment, regardless of reason, and shall thereafter remain in full force and effect.

COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:	Paul Williams	Employee Name: Kevin S. Crutchfield
Title:	Director, Chair of Compensation Committee	Date: April 19, 2019
Date:	April 19, 2019

FORM OF FINAL RELEASE AND WAIVER OF CLAIMS

This FINAL RELEASE AND WAIVER OF CLAIMS (this “Agreement”) is by and between Compass Minerals International, Inc. (the “Company”) and Kevin S. Crutchfield (“You” or “Your”) (collectively, the “Parties”).

WHEREAS, You worked for the Company as President and Chief Executive Officer pursuant to the terms of that certain Employment Agreement dated, April [    ], 2019, by and between You and the Company (the “Employment Agreement”).

NOW, THEREFORE, the Parties agree as follows:

1. Separation Date and Company Consideration. You acknowledge and agree that Your separation from the Company was effective as of [            , 20XX] (“Separation Date”) and that You have resigned from all of Your director, officer and other positions with the Company and all of its affiliates, effective as of the Separation Date. You acknowledge and agree that the severance payments and benefits that you are entitled to receive in connection with the termination of your employment pursuant to Section 10 of the Employment Agreement are being provided in exchange for the consideration You are providing under this Agreement and will only be payable to You if you execute this Agreement on or following the Separation Date, and this Agreement becomes effective and You do not revoke it.

2. Your Consideration and Release. In exchange for the consideration the Company is providing under the Employment Agreement, You agree as follows:

a. You release and waive, to the maximum extent permitted by law, and without exception, any and all known, unknown, suspected, or unsuspected claims, demands, or causes of action (collectively, “claims”) that as of the date of execution of this Agreement You have or could have against the Company, as well as its past, present and future parents, subsidiaries, affiliates and all other related entities; its and their predecessors, successors and assigns; in their capacities as such, the past, present and future officers, directors, shareholders, trustees, members, employees, attorneys and agents of any of the previously listed entities; any benefits plan maintained by any of the previously listed entities at any time; and the past, present and future sponsors, insurers, trustees, fiduciaries and administrators of such benefit plans (collectively, “Affiliates”). The claims You release and waive include but are not limited to:

(1) claims related to Your employment and the conclusion of Your employment with the Company or its Affiliates.

(2) claims under any federal, state, or local constitution, statute, regulation, ordinance, or other legislative or administrative enactment (as amended), including but not limited to:

•

The Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981–1988, the Civil Rights Act of 1991, the Equal Pay Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Rehabilitation Act, and the Genetic Information Nondiscrimination Act.

•	the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan).

•	the Family and Medical Leave Act.

•	the Fair Labor Standards Act.

•	the Sarbanes-Oxley Act.

•	the Occupational Safety and Health Act.

•	the Immigration Reform and Control Act.

•	the Worker Adjustment and Retraining Notification Act.

•	the Fair Credit Reporting Act.

•	the Consolidated Omnibus Budget Reconciliation Act (COBRA).

•	the National Labor Relations Act.

•	the Kansas Act Against Discrimination.

•	the Kansas Age Discrimination in Employment Act.
•	the Kansas Service Letter Statute.

•	the Kansas Workers’ Compensation Act.

•	Kansas state wage payment and work hour laws.

(3) claims for, based on, or related to discrimination, harassment, or retaliation; retaliation for exercising any right or participating or engaging in any protected activity; fraud or misrepresentation; violation of any public policy; workers’ compensation; the payment of compensation, benefits, sick leave, paid time off, or vacation; any bonus, health, stock option, retirement, or benefit plan; tort; contract; and common law.

(4) claims to recover costs, fees, or other expenses, including attorneys’ fees, incurred in any matter.

Note 1: You are not releasing any claims that You cannot release or waive by law, including but not limited to the right to file a charge with, or participate in an investigation conducted by, any appropriate federal, state or local government agency. Further, nothing in this Agreement should be construed to prohibit You from such filings or participation. You are, however, releasing and waiving Your right, and the right of anyone claiming on your behalf, to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), Securities and Exchange Commission (“SEC”) or Department of Labor (“DOL”)) pursue any claims on Your behalf. Notwithstanding this Note 1, nothing contained in this Agreement shall impede Your ability to report possible federal securities violations to the SEC and other governmental agencies (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards. You are also not releasing any claims with respect to (a) indemnification or coverage under directors’ and officers’ liability insurance policies with respect to Your actions or inactions during Your employment with the Company; (b) Your rights to vested and accrued benefits under the employee benefit plans of the Company; or (c) Your rights as a stockholder or equity award holder of the Company.

Note 2: You warrant and represent that (1) You have been paid all compensation due and owing through the Effective Date, including minimum wage, overtime, commissions, and bonuses; (2) You have not suffered any workplace injury or illness; (3) You are not aware of any illegal or fraudulent conduct by or on behalf of the Company or its Affiliates; (4) You have not been denied any requested time off or leave of absence or experienced any retaliation for requesting time off or a leave of absence; and (5) You are not aware of any facts that would substantiate a claim that the Company, or any of its Affiliates, has violated Your rights or the rights of any other employee in any way or with regard to any law, including but not limited to the claims You released and waived in this Agreement.

Note 3: Nothing in this Section 2 is intended to limit or restrict (1) Your right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, or (2) Your right to enforce this Agreement or the severance provisions and other surviving provisions of the Employment Agreement.

b. You shall reasonably cooperate with the Company and its Affiliates as set forth in Section 10(d) of the Employment Agreement in any ongoing or future investigation or litigation as requested by the Company. The Company shall reimburse You for reasonable and necessary expenses associated with Your cooperation. This requirement does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require You to provide anything other than truthful information in good faith to the best of Your ability.

c. You will not disparage in any way, or make negative comments of any sort, about the Company or its Affiliates, their employees, customers, or vendors, whether orally or in writing, and whether to a third party or to an employee of the Company or its Affiliates. Similarly, the Company will not by official statement, and will instruct its senior officers and members of the Board of Directors of the Company not to, disparage in any way or make negative comments of any sort about You or Your employment with the Company, whether orally or in writing and whether to a third party or to an employee of the Company and/or its Affiliates. This prohibition does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require You to provide anything other than truthful information in good faith to the best of Your ability. Similarly, this prohibition does not prohibit the Company or any of the Company Affiliates or any senior officer or member of the Board of Directors of the Company or any of the Company Affiliates from providing truthful testimony or otherwise disclosing information as required by law. Either party may make truthful statements to rebut disparaging statements made by the other party.

d. You agree that you will not, on Your own behalf or on behalf of any other person, file or initiate any civil complaint or suit against the Company or its Affiliates in any forum for any claims waived or released by this Agreement. If You violate this provision by filing such complaint or civil suit, and such filing is found to be a violation, Company shall be entitled to recover and You shall be liable for Company’s reasonable attorneys’ fees, expenses and costs of defending such litigation.

3. Business Records and Your Continuing Obligations. You represent that You have returned to the Company any and all property belonging to the Company, including but not limited to business records and documents relating to any activity of the Company or its Affiliates, files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not and whether in written or electronic form. Notwithstanding the foregoing, you may retain your contacts, calendars and personal correspondence and any other information reasonably needed for your personal tax return preparation

4. Confidentiality and Restrictive Covenant Agreements.

a. You understand that You remain bound by (i) that certain Confidentiality Agreement dated April [    ], 2019 by and between You and the Company (the “Confidentiality Agreement”), (ii) that certain Restrictive Covenant Agreement dated April [    ], 2019 by and between You and the Company (the “Restrictive Covenant Agreement”), including the two-year post-termination non-competition and non-solicitation covenants contained therein, and (iii) any other confidentiality, non-competition or non-solicitation agreements You signed during Your employment with the Company. You acknowledge and agree that Your eligibility for the severance payments and benefits under the Employment Agreement is contingent on Your compliance in all material respects with the Confidentiality Agreement and the Restrictive Covenant Agreement.

b. You further understand and agree that the circumstances and/or discussions leading to your separation from the Company are confidential and that you will not disclose such circumstances and discussions to any third-party, other than to Your immediate family members, attorneys, or accountants (provided that any such party to whom you disclose such information makes a promise, for the benefit of the Company, to keep such information confidential). Nothing in this Agreement shall preclude You from disclosing such information to any governmental taxing authorities or as otherwise required by law. Except as otherwise required by law or regulation (including filings), the Company shall not disclose the circumstances and discussions relating to your separation other than to its attorneys or accountants.

Note: Notwithstanding any other provision of this Agreement, or any other agreement, You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose the Company’s trade secrets to Your attorney and use the trade secret information in a court proceeding so long as You (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to court order.

5. Your Further Agreements and Acknowledgements. You further agree or acknowledge:

a. You have carefully read and fully understand all of the provisions of this Agreement, which is written in a manner you clearly understand.

b. You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance, and have not been coerced, threatened, or intimidated into signing this Agreement.

c. You have 21 days from the Separation Date to consider this Agreement (although You may sign it at any time after the Separation Date, if You wish, in the exercise of Your sole discretion). You may accept this Agreement by signing and returning the signed copy so that it is received by the Company (c/o General Counsel at the Company’s corporate headquarters located at [9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210]) via hand-delivery, certified mail, overnight express mail or e-mail (legal@compassminerals.com) within the 21-day period after the Separation Date.

d. that further revisions or changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

e. the Company advises You to consult with independent legal counsel regarding this Agreement.

f. the Company advises You to consult with an independent financial advisor regarding the tax treatment of any payments or benefits under this Agreement.

g. You may revoke this Agreement within 7 calendar days after You sign it by providing written revocation, during that time, to the Company (c/o General Counsel at the Company’s corporate headquarters located at [9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210]) via hand-delivery, certified mail, overnight express mail or e-mail [(legal@compassminerals.com)] within the 7-day revocation period.

h. this Agreement shall be effective and enforceable on the 8th calendar day following the date You execute it, provided You do not earlier revoke it (the “Effective Date”).

i. You agree that You are not entitled for any reason, or under any other agreement with the Company or its Affiliates (other than equity award agreements or employee benefit plans), to receive any consideration other than, or in addition to, that which You are receiving under the Employment Agreement.

j. neither the Company nor its Affiliates has made any representations or warranties to You regarding this Agreement, including the tax treatment of any payments or benefits under this Agreement, and neither the Company nor its Affiliates shall be liable for any taxes, interest, penalties, or other amounts owed by You.

k. You hereby represent to the Company that You are not a Medicare beneficiary, and no conditional payments have been made by Medicare to or on behalf of You, as of the date You executed this Agreement. You agree to indemnify, defend, and hold harmless the Company and its Affiliates from any Medicare-related claims, including but not limited to any liens, conditional payments, rights to payment, multiple damages, or attorneys’ fees.

6. The Parties’ Additional Agreements and Acknowledgements. The Parties further agree and acknowledge:

a. neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company’s Affiliates, the existence of which liability the Parties expressly deny.

b. except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company.

c. this Agreement shall be construed in accordance with the laws of the State of Kansas, the federal and state courts of which shall have exclusive jurisdiction over all actions related to this Agreement.

d. this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement, and a signed copy of this Agreement delivered by facsimile, pdf, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original.

e. neither of the Parties is relying on any representation not contained herein; the Parties shall be considered joint authors in the event of any dispute concerning this Agreement, and no provision shall be interpreted against any of the Parties because of alleged authorship; this Agreement shall not be strictly construed by or against You, the Company, or any of the Company’s Affiliates; and the Parties’ intent is that this Agreement shall be interpreted as reasonable and so as to enforce the Parties’ intent and to preserve this Agreement’s purpose.

f. this Agreement is binding on, and inures to the benefit of, the Company’s successors and assigns and Your heirs, agents, executors, successors and assigns.

g. that the Company may assign this Agreement, to successors to its business, including but not limited to Your releases and waivers, Your additional agreements or prohibitions, and any other confidentiality or restrictive covenant obligations or agreements signed by You.

[The remainder of this page is intentionally blank]

SIGNATURE PAGE

I have fully and carefully read and considered this Agreement and acknowledge that I understand it. I am signing this Agreement voluntarily with full knowledge I am waiving my legal rights and that I will be bound by all agreements, representations, and acknowledgements set forth herein:

Date: ______________
Kevin S. Crutchfield

COMPASS MINERALS INTERNATIONAL, INC.

Date: ______________	By:
Name:
Title: